Exhibit (m)(4)
FORM OF REVISED
PACIFIC SELECT FUND
SERVICE PLAN
          WHEREAS, Pacific Select Fund (the “Fund”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);
          WHEREAS, shares of beneficial interest of the Fund are currently divided into series, certain of which are listed on Schedule A attached hereto (each a “Portfolio”, together the “Portfolios”), which Schedule may be amended to add or remove a Portfolio from time to time;
          WHEREAS, shares of the Portfolios may from time to time issue one or more of classes, which may be subject to different expenses, expense allocations, investment minimums and other conditions of eligibility as described in the Fund’s Multi-Class Plan, as amended from time to time;
          WHEREAS, the shares of beneficial interest of each Portfolio may be offered to life insurance company separate accounts for the purposes of serving as investment vehicles for variable life insurance policies and/or variable annuity contracts (“Variable Contracts”).
          WHEREAS, the Fund employs Pacific Select Distributors, Inc. (the “Distributor”) as distributor of the securities of which it is the issuer;
          WHEREAS, the Fund and the Distributor have entered into a distribution agreement pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of shares of the Fund; and
          WHEREAS, the Fund’s Board of Trustees (the “Board of Trustees,” “Trustees” or “Board”), in considering whether the Fund should implement this Plan, has evaluated such information as it deemed necessary to make an informed determination as to whether a written Service Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets attributable to the Fund for such purpose.
          NOW, THEREFORE, the Fund hereby adopts this service plan (the “Plan”) on behalf of the Fund with respect to the classes specified herein for each Portfolio, on the following terms and conditions:
     Section 1. Class I shares of each Portfolio shall pay to the Distributor a fee as compensation in connection with services rendered or procured to or for shareholders of the Fund (the “Servicing Fee”). The Servicing Fee shall be paid at the rate of 0.20% on an annualized basis of the average daily net assets of each Portfolio. The Servicing Fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. or its successor organization, Financial Industry Regulatory Authority (referred to herein as, “NASD”). This Plan is not adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, and the Servicing Fee is intended to be a “service fee” as defined under the Conduct Rules of the NASD.
     Section 2. The Servicing Fee may be used by the Distributor to provide or procure service activities related to Variable Contract owners of the participating insurers who have indirect interests in the Fund, for services related to the Fund and its Portfolios (together “Service Activities”). Service Activities mean activities in connection with the provision of continuing services to Variable Contract owner accounts (“Variable Accounts”). Such Service Activities include, but are not limited to, (i) providing electronic, telephonic, and technological servicing support in connection with existing investments in the Fund, including support relating to dollar cost averaging, asset allocation, portfolio rebalancing, and pre-authorized purchase and redemption orders and enhancing processing, technology, providing support for accepting or executing transfer instructions and electronic capability regarding the same insofar as it effects the Fund and its Portfolios; (ii) answering Contract Owner questions regarding the Fund, its Portfolios, its Portfolio managers and/or other service providers; (iii) researching and providing historical Variable Account activity related to the Fund for Variable Accounts requesting it; (iv) responding to inquiries regarding the Fund prospectus, including the Statement of Additional Information, and supplements thereto, reports, notices, proxies and proxy statements and other information regarding the Fund; (v) payment of compensation to broker/dealers, including the Distributor itself, and other financial institutions and organizations which assist in providing any of the above services; (vi) overhead and other expenses of the Distributor related to Service Activities, including but not limited to, telephone and other communications expenses, including broker/dealer communication expenses, and website maintenance expenses; and (vii) provision of other services deemed appropriate by the Distributor.
Service Activities exclude: (i) services paid for by the Fund (such as forwarding Fund related communications, and related printing and mailing); (ii) transfer agent services (including providing daily Fund share activity reports to the Fund’s custodian and portfolio accounting agent; recording and processing daily Fund share activities i.e., purchases, redemptions, and transfers, and preparing for payments upon redemption and for disbursements; daily reconciling between the participating insurers and the Fund’s accounting agent of shares outstanding; and processing dividend payments and capital gain distributions; and processing of wire transactions related to transfer agency services); and (iii) activities primarily intended to result in the sale of shares of the Fund.
If the NASD adopts a definition of “service fees” for purposes of Rule 2830 of the Conduct Rules of the NASD that conflicts with the definition of Service Activities hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of Service Activities in this section shall be automatically amended, without further action of the Board of Trustees, to conform to such NASD definition.
     Section 3. This Plan shall not take effect with respect to a Portfolio until it has been approved by a majority of the Fund’s Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the Act) (“Independent Trustees”).
     Section 4. After approval as set forth in Section 3 hereof, and any other approvals required pursuant to the Act, this Plan shall take effect at the time specified by the Fund’s Board of Trustees, or, if no such time is specified by the Trustees, at the time that all approvals necessary have been obtained. The Plan shall continue in full force and effect as to the shares of the Fund for so long as such continuance is specifically approved at least annually by the Trustees, including a majority of the Independent Trustees.
     Section 5. The Distributor shall provide to the Trustees of the Fund a written report of the amounts so expended and the purposes for which such expenditures were made at such frequency as may be required by the Trustees.
     Section 6. This Plan may be terminated as to the Fund or a Portfolio at any time, without payment of any penalty, by vote of the Trustees of the Fund on not more than 60 days’ written notice to any other party to the Plan.
     Section 7. This Plan may not be amended in any material respect unless such amendment is approved by a majority of the Fund’s Board of Trustees, including a majority of the Independent Trustees.
     Section 8. The Fund shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of termination of the Plan or related agreements, the first two years in an easily accessible place; and shall preserve all reports made pursuant to section 5 hereof for a period of not less than six years, the first two years in an easily accessible place.
     Section 9. The provisions of this Plan are severable as to each Portfolio, and any action to be taken with respect to this Plan shall be taken separately for each Portfolio affected by the matter.
Effective: May 1, 2007
Amended and restated effective: May 1, 2011

PACIFIC SELECT FUND
SERVICE PLAN
SCHEDULE A*

Portfolios

Small-Cap Growth Portfolio	Health Sciences Portfolio
International Value Portfolio	Mid-Cap Equity Portfolio
Long/Short Large-Cap Portfolio	Large-Cap Growth Portfolio
International Small-Cap Portfolio	International Large-Cap Portfolio
Equity Index Portfolio	Small-Cap Value Portfolio
Mid-Cap Value Portfolio
Small-Cap Index Portfolio	Main Street Core Portfolio
Dividend Growth Portfolio	Emerging Markets Portfolio
Cash Management Portfolio
American Funds Asset Allocation Portfolio	High Yield Bond Portfolio
American Funds Growth Portfolio	Managed Bond Portfolio
American Funds Growth-Income Portfolio	Inflation Managed Portfolio
Large-Cap Value Portfolio	Comstock Portfolio
Technology Portfolio	Mid-Cap Growth Portfolio
Short Duration Bond Portfolio	Real Estate Portfolio
Floating Rate Loan Portfolio	Small-Cap Equity Portfolio
Diversified Bond Portfolio	Focused 30 Portfolio
Growth LT Portfolio	Inflation Protected Portfolio

Pacific Dynamix Portfolios

Pacific Dynamix — Conservative Growth	PD Small-Cap Growth Index
Pacific Dynamix — Moderate Growth	PD Aggregate Bond Index
Pacific Dynamix — Growth	PD High Yield Bond Index
PD Large-Cap Value Index	PD International Large-Cap
PD Large-Cap Growth Index	PD Emerging Markets
PD Small-Cap Value Index

Portfolio Optimization Portfolios

Portfolio Optimization Conservative	Portfolio Optimization Growth
Portfolio Optimization Moderate-Conservative	Portfolio Optimization Aggressive-Growth
Portfolio Optimization Moderate

*	Effective: May 1, 2011

PACIFIC SELECT FUND

By:	By:

Name:	Name:

Title:	Title:

PACIFIC SELECT DISTRIBUTORS, INC.

By:	By:

Name:	Name:

Title:	Title:

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